Exhibit 99.1

NEWS RELEASE

Contacts:	Chaparral Energy, Inc.
Joe Evans, EVP & CFO
405-478-8770

DRG&E
Ken Dennard, Managing Partner
713-529-6600

CHAPARRAL ENERGY CLOSES ACQUISITION

OF CALUMET OIL COMPANY

OKLAHOMA CITY – November 6, 2006 – Chaparral Energy, Inc. (Bloomberg: CHAPAR) (“Chaparral”) today announced that it has closed on its previously announced acquisition of Calumet Oil Company and certain affiliates (“Calumet”) with an effective date of October 31, 2006. The purchase price was approximately $500 million in cash.

Mark Fischer, Chaparral’s Chief Executive Officer, commented, “Calumet, which operates the single largest oil unit in the State of Oklahoma, is an excellent fit for Chaparral both geographically and operationally, and its two ‘prize’ properties, the North Burbank Unit and the Fox Deese Springer Unit, should allow Chaparral to take its enhanced oil recovery (“EOR”) program and drilling program to the next level.”

Chaparral financed the acquisition through its newly arranged $750 million four-year senior secured credit facility with a bank group led by JP Morgan Chase Bank, N.A. and from the $102 million in proceeds from Chaparral’s private placement of its common stock to Chesapeake Energy Corporation on September 29, 2006.

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City, Oklahoma. Since its inception in 1988, the company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include East Texas, North Texas, the Gulf Coast and the Rocky Mountains and also increased the percentage of capital expenditures allocated to developmental drilling.

This press release and the accompanying Outlooks include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include our expected acquisition Calumet Oil Company and related financings, estimates of oil and gas reserves, expected oil and gas production, planned capital expenditures for drilling, and statements concerning anticipated cash flow and liquidity, business strategy and other plans and objectives for future operations.

Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our Registration Statement Form S-4 filed with the Securities and Exchange Commission on August 11, 2006. They include the volatility of oil and gas prices; declines in the values of our oil and gas properties resulting in ceiling test write-downs; uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and the timing of development expenditures; adverse effects our level of indebtedness could have on our operations and future growth; our ability to compete effectively against strong independent oil and gas companies and majors; the availability of capital on an economic basis to fund reserve replacement costs; our ability to replace reserves and sustain production; unsuccessful exploration and development drilling; drilling and operating risks; uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities; lower prices realized on oil and gas sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities; loss of our Chief Executive Officer or other key personnel; and financing, interest rate and concentrations of credit risk. In addition, the Calumet acquisition is subject to conditions which must be satisfied before closing. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Our production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Also, our internal estimates of reserves, particularly those in the properties recently acquired or proposed to be acquired where we may have limited review of data or experience with the reserves, may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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